Media Contact: Phil Wallis ph: (321) 363-5113	IR Contact: John Baldissera ph: (800) 368-1217
Or pjwallis@newgenerationbiofuels.com	Or: Rob Schatz ph: (212) 370-4500 Or:Rob@wolfeaxelrod.com

New Generation Biofuels Announces the Closing of A Registered Direct
Offering of $1.54 Million in Common Stock and Warrants

Columbia, Maryland – December 16, 2009 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) (“NGBF” or the “Company”) today announced that it has closed its previously announced registered offering of 1,926,250 shares of its common stock (the “Shares”), par value $0.001 per share (“Common Stock”), and warrants (the “Warrants”) to purchase 577,875 shares of Common Stock (the “Offering”). The Shares and the Warrants were sold in units (“Units”) at a price of $0.80 per Unit, with each Unit consisting of one share of Common Stock and a Warrant to purchase 0.30 shares of Common Stock at an exercise price of $0.90 per share. The warrants have a term of five years and will not be exercisable for six months. The Units will not be issued or certificated and neither the Units nor the warrants will trade on any exchange or be listed for quotation on any market.

The gross proceeds of the offering were approximately $1.54 million and net proceeds, after deducting the placement agent’s fee and estimated offering expenses payable by NGBF, were approximately $1.304 million.  The Company expects to use proceeds from the offering for general corporate purposes, including working capital and capital expenditures such as the costs associated with the expansion of its production facility in Baltimore, Maryland. Jesup & Lamont Securities Corporation acted as the placement agent in this transaction.

NGBF offered the securities described above pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (“SEC”). A prospectus supplement related to the Offering was filed with the SEC on December 11, 2009.

About New Generation Biofuels, Holdings, Inc.
New Generation Biofuels is a renewable fuels provider. New Generation Biofuels holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from plant oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use. The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements
This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements The risks and uncertainties related to our business include all the risks attendant an emerging growth development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and in subsequent filings with the Securities and Exchange Commission.